Exhibit 2.2

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


         THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this
"Second Amendment"), made and entered into as of the 5th day of September, 1997 by and among WESTERN MICRO TECHNOLOGY, a Delaware corporation and successor in interest to Western Micro Technology, Inc., a California corporation ("WMT"), STAR MANAGEMENT SERVICES, INC., a Delaware corporation (the "Company"), HARVEY
E. NAJIM ("Stockholder 1") and CARLTON JOSEPH MERTENS II ("Stockholder 2") (Stockholder 1 and Stockholder 2 being hereinafter together referred to as the "Stockholders"),

                              W I T N E S S E T H:

         WHEREAS, WMT, the Company and the Stockholders have heretofore entered into that certain Stock Purchase Agreement dated as of June 4, 1997 (the "Purchase Agreement"); and

         WHEREAS, the Stockholders and WMT have heretofore executed that certain letter agreement dated July 22, 1997 (the "Extension Letter") extending the term of the Purchase Agreement and amending the Purchase Agreement with respect to certain other matters as set forth therein; and

         WHEREAS, WMT, the Company and the Stockholders have heretofore executed that certain Amendment to Stock Purchase Agreement dated August 29, 1997 (the "First Amendment," and the Purchase Agreement as amended by the Extension Letter and the First Amendment is hereinafter referred to as the "Amended Purchase Agreement"); and

         WHEREAS, WMT, the Company and the Stockholders desire to further amend the Purchase Agreement in certain respects; and

         WHEREAS, unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as defined therein:

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto agree as follows:

         8. The parties agree that the Amended Purchase Agreement, as amended hereby, would automatically terminate as of the date hereof, unless the Stockholders agree to extend such Agreement. Each of the parties hereto hereby agrees to extend the term of the Agreement until September 30, 1997, subject to earlier termination if WMT fails to fulfill its obligations hereunder or under the Amended Purchase Agreement. WMT agrees to have all of the funds necessary to consummate the contemplated transactions held in escrow, and ready for payment to the Stockholders, on or before September 23, 1997.

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         9. The parties had agreed in the Extension Letter that Stockholder 1 would receive his total payments due under Sections 2.2(a)(C) and (D) of the Purchase Agreement at the time of Closing. Notwithstanding the foregoing, the parties hereby agree that (a) Section 2.2(a)(C) of the Purchase Agreement is hereby amended to provide that with respect to the $7,500,000 aggregate amount which was to be paid to the Stockholders on the first anniversary of the Closing, Stockholder 1 and Stockholder 2 shall be paid $2,595,575 and $918,788, respectively, at the closing (such amounts reflect a discount at a rate of 8.5%), and $1,000,000 and $2,675,000, respectively, on the first anniversary of the Closing and (b) Section 2.2(a)(D) of the Purchase Agreement is hereby amended to provide that of the $7,500,000 aggregate amount which was to be paid to the Stockholders on the first anniversary of the Closing, Stockholder 1 and Stockholder 2 shall be paid $2,384,782 and $844,170, respectively, at the Closing (such amounts reflect a discount at a rate of 8.5%) and $1,000,000 and $2,675,000, respectively, on the second anniversary of the Closing. In the event that WMT is unable to pay the entire amount due to the Stockholders on the first anniversary of the Closing pursuant to Section 2.2(a)(C) of the Purchase Agreement or the second anniversary of the Closing pursuant to Section 2.2(a)(D) of the Purchase Agreement, any amounts paid by WMT to Stockholders shall be paid in equal amounts to each of the Stockholders (up to the total amount due to such Stockholder).

         10. In the event that WMT fails to timely pay on the applicable Due Date the entire amount due to Stockholder 1 on the first anniversary of the Closing pursuant to Section 2.2(a)(C) of the Purchase Agreement or the second anniversary of the Closing pursuant to Section 2.2(a)(D) of the Purchase Agreement or any Earn-out Payment due under Section 2.6 of the Purchase Agreement, Stockholder 1 shall be entitled to cause the IRA to terminate the IRA Agreement with thirty (30) days prior written notice, such right to be in addition to any other rights, payments or remedies to which Stockholder 1 may be entitled. The form of IRA Agreement attached as Exhibit F to the Purchase Agreement shall be amended to reflect such termination right. The parties further agree that Exhibit B to the IRA Agreement shall be amended to reflect the discount schedule attached hereto as Exhibit A.

         11. WMT further agrees any WMT Shares issued to Stockholder 2 pursuant to Section 2.2(a)(ii) of the Purchase Agreement or issued or issuable upon the exercise of any warrant or warrants granted in connection with securing the financing to consummate the acquisition of the Company or any other shares otherwise issued by WMT shall not be included for purposes of calculating the twenty percent (20%) limitation threshold set forth in Section 2.9 of the Stock Purchase Agreement, as such threshold relates to the WMT Shares issuable upon the exercise of any warrant or warrants granted pursuant to Section 2.7(a)(ii) of the Purchase Agreement. WMT shall provide written assurances from NASDAQ, reasonably satisfactory to the Stockholders, to such effect.

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         12. The Amended Purchase Agreement shall remain in full force and effect without change, except to the extent amended or modified hereby.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date and year first above written.

                                     WESTERN MICRO TECHNOLOGY, INC.



                                     By     /s/ P. Scott Munro
                                        ----------------------------------------

                                     Title   President & CEO
                                           -------------------------------------


                                     STAR MANAGEMENT SERVICES, INC.



                                     By   /s/ Harvey E. Najim
                                        ----------------------------------------

                                     Title   President & CEO
                                           -------------------------------------



                                     /s/ Harvey E. Najim
                                     -------------------------------------------
                                                  Harvey E. Najim



                                     /s/ Carlton Joseph Mertens
                                     -------------------------------------------
                                             Carlton Joseph Mertens II


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